NEWS FOR IMMEDIATE RELEASE

July 24, 2012                                                                           For Further Information Contact:

Paul M. Limbert
President and Chief Executive Officer
or
Robert H. Young
Executive Vice President and Chief Financial Officer

(304) 234-9000
NASDAQ Symbol: WSBC
Website: www.wesbanco.com

WesBanco Announces Increased Earnings

Wheeling, WV… Paul M. Limbert, President and Chief Executive Officer of WesBanco, Inc. (NASDAQ Global Market: WSBC), a Wheeling, West Virginia based multi-state bank holding company, today announced increased earnings for the three and six months ended June 30, 2012.

Net income for the six month period ended June 30, 2012, was $24.0 million compared to $22.2 million for the same period in 2011, representing an increase of 8.3%, while diluted earnings per share were $0.90, compared to $0.83 per share for the six months ended June 30, 2011. For the quarter ended June 30, 2012, net income was $12.0 million compared to $11.9 million for the second quarter of 2011, while diluted earnings per share were $0.45 for the second quarter of 2012 and 2011.

Mr. Limbert commented, “WesBanco continued to produce strong earnings in the first half of 2012 by increasing non-interest income, reducing the cost of funds and controlling non-interest expense.

Additionally, our focus on enhancing the loan origination network and processes have resulted in significant increases in new loan production and loan growth in 2012 while at the same time consistently improving credit quality. We are pleased with our results in this area, with our many successes in the first six months of 2012 and with the recent announcement of the pending merger of WesBanco and Fidelity Bancorp, Inc. (“Fidelity”).  We look forward to servicing the customers and providing opportunities for the employees of Fidelity in the future, and expanding our presence in the Pittsburgh market.”

Net Interest Income

Net interest income decreased $1.2 million or 1.4% in the first half of 2012 and $1.5 million in the second quarter compared to the same periods in 2011 due to the low interest rate environment. However, average earning assets increased $130.9 million or 2.7% in the year-to-date period and 2.3% in the second quarter, including growth in portfolio loans while the cost of funds continued to improve as a result of lower rates on certificates of deposit, growth in non-interest bearing and lower-cost demand deposits, and a reduction in higher cost FHLB borrowings. The net interest margin was 3.53% in the second quarter of 2012 and was relatively stable in the first two quarters of 2012 compared to the fourth quarter of 2011, but declined by 15 basis points compared to the first half of 2011, as the low interest rate environment resulted in reduced rates earned on the securities and loan portfolios.

Provision and Allowance for Credit Losses

The provision for credit losses decreased $0.9 million for the second quarter to $5.9 million and $2.7 million for the first six months of 2012 to $12.1 million compared to the same periods of 2011, and $0.3 million compared to the first quarter of 2012.  Improvement in credit quality over the last four quarters resulted in the strengthening of coverage ratios while also supporting the lower provision for credit losses in the first two quarters of 2012.  The allowance for loan losses to non-performing loans, and the allowance for loan losses to the total of non-performing loans and loans past due, were both at their highest levels in the last six quarters.

Classified and criticized loans at June 30, 2012 decreased $82.5 million or 27.0% from June 30, 2011, and $13.8 million or 5.8% from March 31, 2012 to $223.3 million.  Total non-performing loans at June 30, 2012 decreased $30.4 million or 30.8% from June 30, 2011, and $12.9 million or 15.9% from March 31, 2012 to $68.1 million.  Net charge-offs in the 2012 second quarter of $6.8 million included $2.2 million relating to the sale of $5.1 million of non-performing loans; however, net charge-offs increased only $0.2 million from the first quarter of 2012 and were relatively the same as the second quarter of 2011. Loans past due 30 days or more and accruing interest at June 30, 2012 decreased $7.0 million or 27.2% compared to June 30, 2011 and represent 0.57% of total portfolio loans.

Non-Interest Income and Non-Interest Expense

Non-interest income increased $1.7 million or 5.7% in the first half of 2012 and $0.9 million or 5.9% in the second quarter compared to the same periods in 2011 principally due to net security gains of $1.4 million year-to-date and $1.3 million in the second quarter.  Electronic banking fees increased 18.2% in the first half and 15.7% in the second quarter of 2012 due to increased transaction volumes, and increased transaction account balances and net gain (loss) on other real estate owned improved $0.6 million in the year-to-date period.  These improvements were partially offset by decreases in service charges on deposits of $0.9 million in the first six months and $0.7 million in the second quarter of 2012, primarily from decreases in customer overdraft fees.  Non-interest expense increased by a moderate 0.8% in the first six months of 2012 compared to the same period in 2011 as reduced FDIC insurance of $0.7 million, due to a new calculation by the FDIC effective in April of 2011, and reductions in many other expense categories were offset by increased salaries and wages due to routine annual adjustments to compensation and increased pension and health plan expense.

Financial Condition

Total assets at June 30, 2012 increased 1.8% or $99.5 million in the last twelve months and were nearly unchanged from the prior year-end.  Increases over the last year were primarily from increased investments in securities, funded by increases in deposits.  Portfolio loans increased $52.1 million in the second quarter compared to the first quarter of 2012 and $36.5 million compared to the prior year-end as a result of growth in commercial and commercial real estate lending in the current quarter and residential mortgage loans in both quarters of 2012.  Loan production increased 30.6% in the first half of 2012 compared to the first half of 2011.

WesBanco continued to strengthen its regulatory capital ratios with tier I leverage at 8.94%, tier I risk-based capital at 13.11%, and total risk-based capital at 14.36%, all of which consistently improved over the last two and a half years.  Both consolidated and bank-level regulatory capital ratios are well above the applicable “well-capitalized” standards promulgated by bank regulators.  Total tangible equity to tangible assets (non-GAAP measure) was 7.00% at June 30, 2012, a 41 basis point increase from a year ago.  WesBanco increased its quarterly dividend to $0.15 per share in February 2011, to $0.16 per share in August 2011 and to $0.17 per share in February of 2012.

On July 19, 2012 WesBanco and Fidelity, a Pittsburgh-based bank with $0.7 billion in assets and 13 branches, jointly announced that a definitive Agreement and Plan of Merger was executed providing for the merger of Fidelity with and into WesBanco. Under the terms of the Agreement and Plan of Merger, WesBanco will exchange 0.8275 shares of its common stock and $4.50 in cash for each share of Fidelity common stock. The receipt by Fidelity shareholders of shares of WesBanco common stock in exchange for their shares of Fidelity common stock is anticipated to qualify as a tax-free exchange. WesBanco expects the combination to be accretive to 2013 earnings per share, excluding merger-related expenses. The transaction, approved by the directors of both companies, currently is valued at $70.8 million, based on WesBanco’s current common stock price and Fidelity’s diluted shares outstanding. The acquisition is subject to the approvals of the appropriate banking regulatory authorities and the shareholders of Fidelity. It is expected that the transaction will be completed late in the fourth quarter of 2012 or early 2013.

WesBanco is a multi-state bank holding company with total assets of approximately $5.5 billion, operating through 112 branch locations and 104 ATMs in West Virginia, Ohio, and Pennsylvania.  WesBanco’s banking subsidiary is WesBanco Bank, Inc., headquartered in Wheeling, West Virginia.  WesBanco also operates an insurance brokerage company, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc.

Forward-looking Statements:
Forward-looking statements in this report relating to WesBanco’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The information contained in this report should be read in conjunction with WesBanco’s Form 10-K for the year ended December 31, 2011 and documents subsequently filed by WesBanco with the Securities and Exchange Commission (“SEC”), including WesBanco’s Form 10-Q for the quarter ended March 31, 2012, which are available at the SEC’s website, www.sec.gov or at WesBanco’s website, www.wesbanco.com.  Investors are cautioned that forward-looking statements, which are not historical fact, involve risks and uncertainties, including those detailed in WesBanco’s most recent Annual Report on Form 10-K filed with the SEC under “Risk Factors” in Part I, Item 1A.  Such statements are subject to important factors that could cause actual results to differ materially from those contemplated by such statements, including without limitation, that the businesses of WesBanco and Fidelity may not be integrated successfully or such integration may take longer to accomplish than expected; the expected cost savings and any revenue synergies from the merger may not be fully realized within the expected timeframes; disruption from the merger may make it more difficult to maintain relationships with clients, associates, or suppliers; the effects of changing regional and national economic conditions; changes in interest rates, spreads on earning assets and interest-bearing liabilities, and associated interest rate sensitivity; sources of liquidity available to WesBanco and its related subsidiary operations; potential future credit losses and the credit risk of commercial, real estate, and consumer loan customers and their borrowing activities; actions of the Federal Reserve Board, the Federal Deposit Insurance Corporation, the SEC, Financial Institution Regulatory Authority, Municipal Securities Rulemaking Board, Securities Investors Protection Corporation, and other regulatory bodies; potential legislative and federal and state regulatory actions and reform, including, without limitation, the impact of the implementation of the Dodd-Frank Act; adverse decisions of federal and state courts; fraud, scams and schemes of third parties; internet hacking; competitive conditions in the financial services industry; rapidly changing technology affecting financial services; marketability of debt instruments and corresponding impact on fair value adjustments; and/or other external developments materially impacting WesBanco’s operational and financial performance.  WesBanco does not assume any duty to update forward-looking statements.

Additional Information About the Merger and Where to Find It

In connection with the proposed Merger, WesBanco will file with the SEC a Registration Statement on Form S-4 that will include a Proxy Statement of Fidelity and a Prospectus of WesBanco, as well as other relevant documents concerning the proposed transaction. INVESTORS AND OTHER INTERESTED PARTIES ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The Proxy Statement/Prospectus will be mailed to shareholders of Fidelity prior to the Fidelity shareholder meeting, which has not yet been scheduled. In addition, when the Registration Statement on Form S-4, which will include the Proxy Statements/Prospectus, and other related documents is filed by WesBanco with the SEC, it may be obtained for free at the SEC’s website at http://www.sec.gov, on the NASDAQ website at http://www.nasdaq.com and from either WesBanco’s or Fidelity’s website at http://www.wesbanco.com or http://www.fidelitybancorp-pa.com, respectively.

WesBanco and Fidelity and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of Fidelity in connection with the proposed Merger. Information about the directors and executive officers of Fidelity will be included in the Proxy Statement/Prospectus and may be found in the proxy statement for Fidelity’s annual meeting of shareholders filed with the SEC on January 11, 2012. Information about any other persons who may, under the rules of the SEC, be considered participants in the solicitation of Fidelity shareholders in connection with the proposed Merger will be included in the Proxy Statement/Prospectus. You can find information about WesBanco’s directors and executive officers in the proxy statement for WesBanco’s annual meeting of shareholders filed with the SEC on March 14, 2012. You can obtain free copies of these documents from the SEC, WesBanco or Fidelity using the website information above.

INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS CAREFULLY WHEN IT BECOMES AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS WITH RESPECT TO THE PROPOSED MERGER.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities.

WESBANCO, INC.
Consolidated Selected Financial Highlights						Page 3
(unaudited, dollars in thousands, except shares and per share amounts)

	For the Three Months Ended			For the Six Months Ended
STATEMENT OF INCOME	June 30,			June 30,
Interest and dividend income	2012	2011	% Change	2012	2011	% Change
Loans, including fees	$ 40,957	$ 44,511	(7.98%)	$ 82,922	$ 88,859	(6.68%)
Interest and dividends on securities:
Taxable	8,471	9,431	(10.18%)	17,061	18,139	(5.94%)
Tax-exempt	3,079	3,046	1.08%	6,158	6,032	2.09%
Total interest and dividends on securities	11,550	12,477	(7.43%)	23,219	24,171	(3.94%)
Other interest income	38	54	(29.63%)	85	109	(22.02%)
Total interest and dividend income	52,545	57,042	(7.88%)	106,226	113,139	(6.11%)
Interest Expense
Interest bearing demand deposits	393	579	(32.12%)	734	1,211	(39.39%)
Money market deposits	493	1,130	(56.37%)	1,299	2,572	(49.49%)
Savings deposits	200	349	(42.69%)	495	837	(40.86%)
Certificates of deposit	6,621	7,929	(16.50%)	13,600	15,980	(14.89%)
Total interest expense on deposits	7,707	9,987	(22.83%)	16,128	20,600	(21.71%)
Federal Home Loan Bank borrowings	1,288	2,003	(35.70%)	2,665	4,028	(33.84%)
Other short-term borrowings	1,156	1,188	(2.69%)	2,334	2,370	(1.52%)
Junior subordinated debt owed to unconsolidated subsidiary trusts	854	811	5.30%	1,728	1,612	7.20%
Total interest expense	11,005	13,989	(21.33%)	22,855	28,610	(20.12%)
Net interest income	41,540	43,053	(3.51%)	83,371	84,529	(1.37%)
Provision for credit losses	5,903	6,802	(13.22%)	12,105	14,843	(18.45%)
Net interest income after provision for credit losses	35,637	36,251	(1.69%)	71,266	69,686	2.27%
Non-interest income
Trust fees	4,258	4,272	(0.33%)	9,011	9,034	(0.25%)
Service charges on deposits	4,218	4,889	(13.72%)	8,211	9,111	(9.88%)
Electronic banking fees	2,920	2,523	15.74%	5,683	4,807	18.22%
Net securities brokerage revenue	1,114	1,088	2.39%	2,189	2,184	0.23%
Bank-owned life insurance	874	900	(2.89%)	1,754	1,794	(2.23%)
Net gains on sales of mortgage loans	599	389	53.98%	867	971	(10.71%)
Net securities gains	1,294	14	NM	1,394	30	NM
Net loss on other real estate owned and other assets	(282)	(271)	(4.06%)	(250)	(816)	69.36%
Other income	899	1,212	(25.83%)	2,356	2,406	(2.08%)
Total non-interest income	15,894	15,016	5.85%	31,215	29,521	5.74%
Non-interest expense
Salaries and wages	13,955	13,959	(0.03%)	28,270	27,612	2.38%
Employee benefits	4,920	4,249	15.79%	10,538	9,405	12.05%
Net occupancy	2,703	2,461	9.83%	5,479	5,382	1.80%
Equipment	2,144	2,145	(0.05%)	4,318	4,444	(2.84%)
Marketing	1,716	1,642	4.51%	2,487	2,647	(6.04%)
FDIC insurance	965	1,015	(4.93%)	2,011	2,669	(24.65%)
Amortization of intangible assets	524	605	(13.39%)	1,061	1,223	(13.25%)
Other operating expenses	9,157	9,627	(4.88%)	17,585	17,812	(1.27%)
Total non-interest expense	36,084	35,703	1.07%	71,749	71,194	0.78%
Income before provision for income taxes	15,447	15,564	(0.75%)	30,732	28,013	9.71%
Provision for income taxes	3,449	3,646	(5.40%)	6,744	5,854	15.20%
Net income	$ 11,998	$ 11,918	0.67%	$ 23,988	$ 22,159	8.25%

Taxable equivalent net interest income	$ 43,197	$ 44,693	(3.35%)	$ 86,687	$ 87,777	(1.24%)

Per common share data
Net income per common share - basic	$ 0.45	$ 0.45	0.00%	$ 0.90	$ 0.83	8.43%
Net income per common share - diluted	$ 0.45	$ 0.45	0.00%	$ 0.90	$ 0.83	8.43%
Dividends declared	$ 0.17	$ 0.15	13.33%	$ 0.34	$ 0.30	13.33%
Book value (period end)				$ 24.34	$ 23.40	4.02%
Tangible book value (period end) (1)				$ 13.76	$ 12.72	8.18%
Average common shares outstanding - basic	26,647,050	26,610,450	0.14%	26,637,537	26,599,791	0.14%
Average common shares outstanding - diluted	26,650,325	26,611,409	0.15%	26,640,879	26,601,088	0.15%
Period end common shares outstanding	26,664,644	26,629,360	0.13%	26,664,644	26,629,360	0.13%

(1) See non-GAAP financial measures for additional information relating to the calculation of this item.
NM - Not Meaningful.

WESBANCO, INC.
Consolidated Selected Financial Highlights						Page 4
(unaudited, dollars in thousands)

Selected ratios
	For the Six Months Ended
	June 30,
	2012	2011	% Change

Return on average assets	0.87%	0.83%	4.82%
Return on average equity	7.50	7.27	3.16
Return on average tangible equity (1)	13.75	14.02	(1.93)
Yield on earning assets (2)	4.48	4.91	(8.76)
Cost of interest bearing liabilities	1.11	1.40	(20.71)
Net interest spread (2)	3.37	3.51	(3.99)
Net interest margin (2)	3.55	3.70	(4.05)
Efficiency (2)	60.85	60.69	0.26
Average loans to average deposits	73.62	77.26	(4.71)
Annualized net loan charge-offs/average loans	0.83	0.94	(11.70)
Effective income tax rate	21.95	20.90	5.02

	For the Quarter Ended
	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
	2012	2012	2011	2011	2011

Return on average assets	0.87%	0.87%	0.77%	0.80%	0.88%
Return on average equity	7.45	7.54	6.61	6.92	7.71
Return on average tangible equity (1)	13.57	13.93	12.31	13.03	14.73
Yield on earning assets (2)	4.43	4.54	4.61	4.78	4.90
Cost of interest bearing liabilities	1.07	1.14	1.22	1.28	1.35
Net interest spread (2)	3.36	3.40	3.39	3.50	3.55
Net interest margin (2)	3.53	3.57	3.56	3.67	3.73
Efficiency (2)	61.06	60.64	59.81	56.84	59.79
Average loans to average deposits	73.35	73.88	74.31	76.55	76.47
Annualized net loan charge-offs/average loans	0.84	0.82	1.22	2.11	0.85
Effective income tax rate	22.33	21.56	15.42	15.65	23.43
Trust Assets, market value at period end	$ 3,133,741	$ 3,164,235	$ 2,973,352	$ 2,789,218	$ 3,029,320

(1) See non-GAAP financial measures for additional information relating to the calculation of this item.
(2) The yield on earning assets, net interest margin, net interest spread and efficiency ratios are presented on a fully taxable-equivalent (FTE) and annualized basis.
The FTE basis adjusts for the tax benefit of income on certain tax-exempt loans and investments. WesBanco believes this measure to be the preferred industry measurement of net interest income and provides a relevant comparison between taxable and non-taxable amounts.

WESBANCO, INC.
Consolidated Selected Financial Highlights					Page 5
(unaudited, dollars in thousands, except shares)					% Change
Balance sheets	June 30,			December 31,	December 31, 2011
Assets	2012	2011	% Change	2011	to June 30, 2012
Cash and due from banks	$ 99,930	$ 73,563	35.84%	$ 129,396	(22.77)%
Due from banks - interest bearing	2,885	9,782	(70.51)	10,929	(73.60)
Securities:
Available-for-sale, at fair value	1,023,124	938,342	9.04	1,016,340	0.67
Held-to-maturity (fair values of $607,032; $596,341 and $621,472, respectively)	572,671	586,353	(2.33)	592,925	(3.42)
Total securities	1,595,795	1,524,695	4.66	1,609,265	(0.84)
Loans held for sale	7,305	4,205	73.72	6,084	20.07
Portfolio Loans:
Commercial real estate	1,695,045	1,733,753	(2.23)	1,685,565	0.56
Commercial and industrial	420,689	429,162	(1.97)	426,315	(1.32)
Residential real estate	662,556	598,720	10.66	621,383	6.63
Home equity	250,988	250,678	0.12	251,785	(0.32)
Consumer	246,552	250,733	(1.67)	254,320	(3.05)
Total portfolio loans, net of unearned income	3,275,830	3,263,046	0.39	3,239,368	1.13
Allowance for loan losses	(53,610)	(61,418)	12.71	(54,810)	2.19
Net portfolio loans	3,222,220	3,201,628	0.64	3,184,558	1.18
Premises and equipment, net	80,668	84,325	(4.34)	82,204	(1.87)
Accrued interest receivable	18,233	20,683	(11.85)	19,268	(5.37)
Goodwill and other intangible assets, net	282,088	284,336	(0.79)	283,150	(0.38)
Bank-owned life insurance	111,829	108,296	3.26	110,074	1.59
Other assets	104,452	114,394	(8.69)	101,102	3.31
Total Assets	$ 5,525,405	$ 5,425,907	1.83%	$ 5,536,030	(0.19)%

Liabilities
Deposits:
Non-interest bearing demand	$ 759,779	$ 629,429	20.71%	$ 705,415	7.71%
Interest bearing demand	728,521	595,447	22.35	698,114	4.36
Money market	753,964	798,289	(5.55)	789,036	(4.44)
Savings deposits	646,385	570,274	13.35	596,549	8.35
Certificates of deposit	1,505,133	1,627,900	(7.54)	1,604,752	(6.21)
Total deposits	4,393,782	4,221,339	4.09	4,393,866	(0.00)
Federal Home Loan Bank borrowings	141,877	226,897	(37.47)	168,186	(15.64)
Other short-term borrowings	191,275	208,704	(8.35)	196,887	(2.85)
Junior subordinated debt owed to unconsolidated subsidiary trusts	106,083	106,050	0.03	106,066	0.02
Total borrowings	439,235	541,651	(18.91)	471,139	(6.77)
Accrued interest payable	4,741	5,906	(19.73)	4,975	(4.70)
Other liabilities	38,535	33,974	13.42	32,260	19.45
Total liabilities	4,876,293	4,802,870	1.53	4,902,240	(0.53)

Shareholders' Equity
Preferred stock, no par value; 1,000,000 shares authorized;
none outstanding	-	-	-	-	-
Common stock, $2.0833 par value; 50,000,000 shares authorized;
26,667,739 shares; 26,633,848 shares and 26,633,848 shares issued, respectively;
26,664,644 shares; 26,629,360 shares and 26,629,360 shares outstanding, respectively	55,558	55,487	0.13	55,487	0.13
Capital surplus	191,926	191,263	0.35	191,679	0.13
Retained earnings	403,746	375,689	7.47	388,818	3.84
Treasury stock (3,095; 4,488 and 4,488 shares - at cost, respectively)	(61)	(96)	36.46	(96)	36.46
Accumulated other comprehensive income	(843)	1,875	(144.96)	(902)	6.54
Deferred benefits for directors	(1,214)	(1,181)	(2.79)	(1,196)	(1.51)
Total Shareholders' Equity	649,112	623,037	4.19	633,790	2.42
Total Liabilities and Shareholders' Equity	$ 5,525,405	$ 5,425,907	1.83%	$ 5,536,030	(0.19)%

WESBANCO, INC.
Consolidated Selected Financial Highlights			Page 6
(unaudited, dollars in thousands, except shares)
Balance sheets	June 30,	March 31,
Assets	2012	2012	% Change
Cash and due from banks	$ 99,930	$ 152,817	(34.61)%
Due from banks - interest bearing	2,885	4,426	(34.82)
Securities:
Available-for-sale, at fair value	1,023,124	1,087,836	(5.95)
Held-to-maturity (fair values of $607,032 and $608,186, respectively)	572,671	577,923	(0.91)
Total securities	1,595,795	1,665,759	(4.20)
Loans held for sale	7,305	8,611	(15.17)
Portfolio Loans:
Commercial real estate	1,695,045	1,675,341	1.18
Commercial and industrial	420,689	410,369	2.51
Residential real estate	662,556	637,879	3.87
Home equity	250,988	250,757	0.09
Consumer	246,552	249,351	(1.12)
Total portfolio loans, net of unearned income	3,275,830	3,223,697	1.62
Allowance for loan losses	(53,610)	(54,395)	1.44
Net portfolio loans	3,222,220	3,169,302	1.67
Premises and equipment, net	80,668	81,592	(1.13)
Accrued interest receivable	18,233	19,501	(6.50)
Goodwill and other intangible assets, net	282,088	282,612	(0.19)
Bank-owned life insurance	111,829	110,954	0.79
Other assets	104,452	105,069	(0.59)
Total Assets	$ 5,525,405	$ 5,600,643	(1.34)%

Liabilities
Deposits:
Non-interest bearing demand	$ 759,779	$ 749,733	1.34%
Interest bearing demand	728,521	706,117	3.17
Money market	753,964	825,577	(8.67)
Savings deposits	646,385	633,504	2.03
Certificates of deposit	1,505,133	1,558,926	(3.45)
Total deposits	4,393,782	4,473,857	(1.79)
Federal Home Loan Bank borrowings	141,877	147,913	(4.08)
Other short-term borrowings	191,275	187,632	1.94
Junior subordinated debt owed to unconsolidated subsidiary trusts	106,083	106,074	0.01
Total borrowings	439,235	441,619	(0.54)
Accrued interest payable	4,741	5,007	(5.31)
Other liabilities	38,535	38,159	0.99
Total liabilities	4,876,293	4,958,642	(1.66)

Shareholders' Equity
Preferred stock, no par value; 1,000,000 shares authorized;
none outstanding	-	-	-
Common stock, $2.0833 par value; 50,000,000 shares authorized;
26,667,739 shares and 26,633,848 shares issued, respectively;
26,664,644 and 26,627,689 shares outstanding, respectively	55,558	55,487	0.13
Capital surplus	191,926	191,891	0.02
Retained earnings	403,746	396,281	1.88
Treasury stock (3,095 and 6,159 shares - at cost)	(61)	(127)	51.97
Accumulated other comprehensive income	(843)	(326)	(158.59)
Deferred benefits for directors	(1,214)	(1,205)	(0.75)
Total Shareholders' Equity	649,112	642,001	1.11
Total Liabilities and Shareholders' Equity	$ 5,525,405	$ 5,600,643	(1.34)%

WESBANCO, INC.
Consolidated Selected Financial Highlights								Page 7
(unaudited, dollars in thousands)
Average balance sheet and
net interest margin analysis	Three Months Ended June 30,				For the Six Months Ended June 30,
	2012		2011		2012		2011
	Average	Average	Average	Average	Average	Average	Average	Average
Assets	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate
Due from banks - interest bearing	$ 17,382	0.39%	$ 36,602	0.27%	$ 30,885	0.25%	$ 44,952	0.20%
Loans, net of unearned income (1)	3,248,090	5.07%	3,249,625	5.49%	3,249,863	5.13%	3,256,821	5.50%
Securities: (2)
Taxable	1,311,223	2.58%	1,189,965	3.17%	1,290,239	2.64%	1,149,507	3.16%
Tax-exempt (3)	317,197	5.97%	302,831	6.19%	313,907	6.04%	297,320	6.24%
Total securities	1,628,420	3.24%	1,492,796	3.78%	1,604,146	3.31%	1,446,827	3.79%
Other earning assets	20,538	0.41%	25,546	0.45%	21,229	0.44%	26,592	0.49%
Total earning assets (3)	4,914,430	4.43%	4,804,569	4.90%	4,906,123	4.48%	4,775,192	4.91%
Other assets	643,895		624,178		647,620		621,044
Total Assets	$ 5,558,325		$ 5,428,747		$ 5,553,743		$ 5,396,236

Liabilities and Shareholders' Equity
Interest bearing demand deposits	$ 746,891	0.21%	$ 794,808	0.29%	$ 727,136	0.20%	$ 606,355	0.40%
Money market accounts	771,905	0.26%	621,253	0.73%	778,561	0.34%	782,442	0.66%
Savings deposits	639,539	0.13%	568,462	0.25%	626,043	0.16%	555,599	0.30%
Certificates of deposit	1,532,781	1.74%	1,638,775	1.94%	1,560,067	1.75%	1,657,027	1.94%
Total interest bearing deposits	3,691,116	0.84%	3,623,298	1.11%	3,691,807	0.88%	3,601,423	1.15%
Federal Home Loan Bank borrowings	144,924	3.57%	231,153	3.47%	154,497	3.47%	235,624	3.45%
Other borrowings	192,097	2.42%	186,735	2.55%	196,164	2.39%	187,245	2.55%
Junior subordinated debt	106,079	3.24%	106,046	3.07%	106,074	3.28%	106,042	3.07%
Total interest bearing liabilities	4,134,216	1.07%	4,147,232	1.35%	4,148,542	1.11%	4,130,334	1.40%
Non-interest bearing demand deposits	737,143		626,502		722,857		613,955
Other liabilities	38,952		35,059		38,747		36,904
Shareholders' equity	648,014		619,954		643,597		615,043
Total Liabilities and Shareholders' Equity	$ 5,558,325		$ 5,428,747		$ 5,553,743		$ 5,396,236
Taxable equivalent net interest spread		3.36%		3.55%		3.37%		3.51%
Taxable equivalent net interest margin		3.53%		3.73%		3.55%		3.70%

(1) Gross of allowance for loan losses and net of unearned income. Includes non-accrual and loans held for sale.
Loan fees included in interest income on loans are $1.0 million and $1.4 million for the three months ended June 30, 2012 and 2011, and $2.0 million and $2.3 million for the six months ended June 30, 2012 and 2011, respectively.
(2) Average yields on available-for sale securities are calculated based on amortized cost.
(3) Taxable equivalent basis is calculated on tax-exempt securities using a rate of 35% for each period presented.

WESBANCO, INC.
Consolidated Selected Financial Highlights					Page 8
(unaudited, dollars in thousands, except shares and per share amounts)
	Quarter Ended
Statement of Income	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
Interest income	2012	2012	2011	2011	2011
Loans, including fees	$ 40,957	$ 41,964	$ 42,767	$ 44,191	$ 44,511
Interest and dividends on securities:
Taxable	8,471	8,590	8,862	9,032	9,431
Tax-exempt	3,079	3,079	3,059	3,019	3,046
Total interest and dividends on securities	11,550	11,669	11,921	12,051	12,477
Other interest income	38	47	52	45	54
Total interest and dividend income	52,545	53,680	54,740	56,287	57,042
Interest Expense
Interest bearing demand deposits	393	405	487	462	579
Money market deposits	493	742	1,108	1,121	1,130
Savings deposits	200	295	337	332	349
Certificates of deposit	6,621	6,979	7,347	7,728	7,929
Total interest expense on deposits	7,707	8,421	9,279	9,643	9,987
Federal Home Loan Bank borrowings	1,288	1,377	1,456	1,714	2,003
Other short-term borrowings	1,156	1,178	1,232	1,220	1,188
Junior subordinated debt owed to unconsolidated subsidiary trusts	854	874	839	809	811
Total interest expense	11,005	11,850	12,806	13,386	13,989
Net interest income	41,540	41,830	41,934	42,901	43,053
Provision for credit losses	5,903	6,202	9,631	10,836	6,802
Net interest income after provision for credit losses	35,637	35,628	32,303	32,065	36,251
Non-interest income
Trust fees	4,258	4,753	4,198	3,941	4,272
Service charges on deposits	4,218	3,993	4,638	4,881	4,889
Electronic banking fees	2,920	2,763	2,603	2,679	2,523
Net securities brokerage revenue	1,114	1,075	1,048	1,182	1,088
Bank-owned life insurance	874	880	864	908	900
Net gains on sales of mortgage loans	599	268	679	327	389
Net securities gains	1,294	100	865	67	14
Net (loss)/gain on other real estate owned and other assets	(282)	32	(312)	(162)	(271)
Other income	899	1,458	1,185	776	1,212
Total non-interest income	15,894	15,322	15,768	14,599	15,016
Non-interest expense
Salaries and wages	13,955	14,315	14,633	14,427	13,959
Employee benefits	4,920	5,618	4,456	3,462	4,249
Net occupancy	2,703	2,776	2,805	3,068	2,461
Equipment	2,144	2,174	2,193	2,107	2,145
Marketing	1,716	771	1,281	1,214	1,642
FDIC insurance	965	1,045	1,008	1,091	1,015
Amortization of intangible assets	524	537	588	599	605
Other operating expenses	9,157	8,429	8,530	7,639	9,627
Total non-interest expense	36,084	35,665	35,494	33,607	35,703
Income before provision for income taxes	15,447	15,285	12,577	13,057	15,564
Provision for income taxes	3,449	3,295	1,940	2,044	3,646
Net income	$ 11,998	$ 11,990	$ 10,637	$ 11,013	$ 11,918

Taxable equivalent net interest income	$ 43,197	$ 43,488	$ 43,581	$ 44,526	$ 44,693

Per common share data
Net income per common share - basic	$ 0.45	$ 0.45	$ 0.40	$ 0.41	$ 0.45
Net income per common share - diluted	$ 0.45	$ 0.45	$ 0.40	$ 0.41	$ 0.45
Dividends declared	$ 0.17	$ 0.17	$ 0.16	$ 0.16	$ 0.15
Book value (period end)	$ 24.34	$ 24.11	$ 23.80	$ 23.82	$ 23.40
Tangible book value (period end) (1)	$ 13.76	$ 13.50	$ 13.17	$ 13.17	$ 12.72
Average common shares outstanding - basic	26,647,050	26,628,025	26,629,360	26,629,360	26,610,450
Average common shares outstanding - diluted	26,650,325	26,631,187	26,629,688	26,629,543	26,611,409
Period end common shares outstanding	26,664,644	26,627,689	26,629,360	26,629,360	26,629,360
Full time equivalent employees	1,404	1,371	1,368	1,377	1,406

(1) See non-GAAP financial measures for additional information relating to the calculation of this item.

WESBANCO, INC.
Consolidated Selected Financial Highlights									Page 9
(unaudited, dollars in thousands)
	Quarter Ended
	June 30,		Mar. 31,		Dec. 31,		Sept. 30,		June 30,
Asset quality data	2012		2012		2011		2011		2011
Non-performing assets:
Troubled debt restructurings - accruing	$ 28,165		$ 27,900		$ 29,411		$ 27,416		$ 36,437
Non-accrual loans:
Troubled debt restructurings	11,159		16,935		17,287		16,312		17,632
Other non-accrual loans	28,793		36,139		40,205		40,505		44,409
Total non-accrual loans	39,952		53,074		57,492		56,817		62,041
Total non-performing loans	68,117		80,974		86,903		84,233		98,478
Other real estate and repossessed assets	3,918		3,178		3,029		4,687		5,012
Total non-performing assets	$ 72,035		$ 84,152		$ 89,932		$ 88,920		$ 103,490

Past due loans (1):
Loans past due 30-89 days	$ 15,117		$ 15,034		$ 19,888		$ 23,658		$ 19,047
Loans past due 90 days or more	3,639		3,146		5,135		6,401		6,732
Total past due loans	$ 18,756		$ 18,180		$ 25,023		$ 30,059		$ 25,779

Criticized and classified loans (2):
Criticized loans	$ 122,854		$ 129,312		$ 141,195		$ 147,572		$ 169,162
Classified loans	100,436		107,757		116,973		123,102		136,583
Total criticized and classified loans	$ 223,290		$ 237,069		$ 258,168		$ 270,674		$ 305,745

Loans past due 30-89 days / total loans	0.46%		0.47%		0.61%		0.73%		0.58%
Loans past due 90 days or more / total loans	0.11		0.10		0.16		0.20		0.21
Non-performing loans / total loans	2.08		2.51		2.68		2.60		3.02
Non-performing assets/total loans, other
real estate and repossessed assets	2.20		2.61		2.77		2.74		3.17
Criticized and classified loans / total loans	6.82		7.35		7.97		8.35		9.37

Allowance for loan losses
Allowance for loan losses	$ 53,610		$ 54,395		$ 54,810		$ 55,098		$ 61,418
Provision for credit losses	5,903		6,202		9,631		10,836		6,802
Net loan and deposit account overdraft charge-offs	6,805		6,617		9,921		17,392		6,877

Annualized net loan charge-offs /average loans	0.84%		0.82%		1.22%		2.11%		0.85%
Allowance for loan losses/total loans	1.64%		1.69%		1.69%		1.70%		1.88%
Allowance for loan losses/non-performing loans	0.79	x	0.67	x	0.63	x	0.65	x	0.62	x
Allowance for loan losses/non-performing loans and
loans past due	0.62	x	0.55	x	0.49	x	0.48	x	0.49	x

	Quarter Ended
	June 30,		Mar. 31,		Dec. 31,		Sept. 30,		June 30,
	2012		2012		2011		2011		2011
Capital ratios
Tier I leverage capital	8.94%		8.81%		8.71%		8.69%		8.59%
Tier I risk-based capital	13.11		12.89		12.68		12.49		12.35
Total risk-based capital	14.36		14.14		13.93		13.74		13.61
Average shareholders' equity to average assets	11.66		11.52		11.58		11.57		11.42
Tangible equity to tangible assets (3)	7.00		6.76		6.68		6.72		6.59

(1) Excludes non-performing loans.
(2) Criticized and classified loans may include loans that are also reported as non-performing or past due.
(3) See non-GAAP financial measures for additional information relating to the calculation of this ratio.

NON-GAAP FINANCIAL MEASURES							Page 10
The following non-GAAP financial measures used by WesBanco provide information useful to investors in understanding WesBanco’s operating performance and trends, and facilitate comparisons with the performance of WesBanco’s peers. The following tables summarize the non-GAAP financial measures derived from amounts reported in WesBanco’s financial statements.

	Three Months Ended					Year to Date
	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	June 30,
(unaudited, dollars in thousands)	2012	2012	2011	2011	2011	2012	2011
Return on average tangible equity:
Net income (annualized)	$ 48,255	$ 48,223	$ 42,201	$ 43,694	$ 47,805	$ 48,239	$ 44,685
Plus: amortization of intangibles (annualized) (1)	1,370	1,405	1,516	1,545	1,577	1,387	1,603
Net income before amortization of intangibles (annualized)	49,625	49,628	43,717	45,239	49,382	49,625	46,288

Average total shareholders' equity	648,014	639,180	638,656	631,174	619,954	643,597	615,043
Less: average goodwill and other intangibles	(282,339)	(282,849)	(283,406)	(284,003)	(284,611)	(282,594)	(284,913)
Average tangible equity	365,675	356,331	355,250	347,171	335,343	361,003	330,130

Return on average tangible equity	13.57%	13.93%	12.31%	13.03%	14.73%	13.75%	14.02%

	Period End
	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
	2012	2012	2011	2011	2011
Tangible book value:
Total shareholders' equity	$ 649,112	$ 642,001	$ 633,790	$ 634,402	$ 623,037
Less: goodwill and other intangible assets	(282,088)	(282,612)	(283,150)	(283,737)	(284,336)
Tangible equity	367,024	359,389	350,640	350,665	338,701

Common shares outstanding	26,664,644	26,627,689	26,629,360	26,629,360	26,629,360

Tangible book value	$ 13.76	$ 13.50	$ 13.17	$ 13.17	$ 12.72

Tangible equity to tangible assets:
Total shareholders' equity	$ 649,112	$ 642,001	$ 633,790	$ 634,402	$ 623,037
Less: goodwill and other intangible assets	(282,088)	(282,612)	(283,150)	(283,737)	(284,336)
Tangible equity	367,024	359,389	350,640	350,665	338,701

Total assets	5,525,405	5,600,643	5,536,030	5,502,158	5,425,907
Less: goodwill and other intangible assets	(282,088)	(282,612)	(283,150)	(283,737)	(284,336)
Tangible assets	5,243,317	5,318,031	5,252,880	5,218,421	5,141,571

Tangible equity to tangible assets	7.00%	6.76%	6.68%	6.72%	6.59%

(1) Tax effected at 35%.